Exhibit 3.17
AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
T-4 ENERGY SERVICES, INC.
(Pursuant to Section 241 and 245 of the Delaware General Corporation Law)
Thomas R. Denison hereby certifies that:
1. The corporation’s name is T-4 Energy Services, Inc.
2. The date of filing the original Certificate of Incorporation of this corporation with the Secretary of State of Delaware was April 19, 2000 as T-4 Energy Services, Inc.
3. He is the duly elected and acting sole director of the corporation and is authorized to execute this Amended and Restated Certificate of Incorporation on behalf of the corporation.
4. The corporation has not yet received any payment for any of its stock. This Amended and Restated Certificate of Incorporation has been duly approved by the Board of Directors of the corporation pursuant to Sections 241 and 245 of the Delaware General Corporation Law.
ARTICLE I
NAME OF CORPORATION
The name of this corporation is:
First Energy Services Company
ARTICLE II
REGISTERED OFFICE
     The address of the registered office of the corporation in the State of Delaware is 1013 Centre Road, County of New Castle, Wilmington, DE 19805, and the name of its registered agent at that address is Corporation service Company.
ARTICLE III
PURPOSE
     The purpose of the corporation is to engage in lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.
ARTICLE IV
AUTHORIZED CAPITAL STOCK

     A. The Corporation shall be authorized to issue two classes of stock to be designated respectively “Preferred Stock” and “Common Stock”; the total number of shares which the Corporation shall have authority to issue is one million (1,000,000), of which five hundred thousand (500,000) shall be shares of Common stock, par value $0.001 per share, and five hundred thousand (500,000) shall be shares of Preferred Stock, par value $0.01 per share.
     B. Each common stockholder of record shall have one vote for each share of stock which is outstanding in his or her name on the books of the Corporation and which is entitled to vote. In the election of directors each stockholder shall be entitled to cast for any one candidate no greater number of votes than the number of shares held by such stockholder; no stockholder shall be entitled to cumulate votes on behalf of any candidate.
     C. Common stockholders of the Corporation shall not have preemptive rights.
     D. The shares of Preferred Stock may be issued from time to time in one or more series. The board of directors is hereby vested with authority to fix by resolution or resolutions the designations and the powers, preferences and relative, participating, optional or other special rights, and qualifications, limitations, or restrictions thereof, including without limitation, the dividend rate, conversion rights, redemption price and liquidation preference, of any series of shares of Preferred Stock, and to fix the number of shares constituting any such series, and to increase or decrease the number of shares of any such series (but not below the number of shares thereof then outstanding). In case the number of shares of any such series shall be so decreased, the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution or resolutions originally fixing the number of shares of such series.
ARTICLE V
BOARD POWER REGARDING BYLAWS
     In furtherance and not in limitation of the powers conferred by statute, the Board of Directors iS expressly authorized to make, repeal, alter, amend and rescind the bylaws of the corporation.
ARTICLE VI
ELECTION OF DIRECTORS
     Elections of directors need not be by written ballot unless the bylaws of the corporation shall so provide.
ARTICLE VII
INDEMNIFICATION; LIMITATION OF DIRECTOR LIABILITY
     A. The corporation shall indemnify its directors, officers, employees and agents, or persons serving at the request of the corporation as a director, officer, employee or agent of another corporation, where such person is made party or

     B. threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal or administrative, by reason of the fact that the person is or was a director, officer, employee or agent of the corporation or serving such capacity in another corporation at the request of the corporation, in each case to the fullest extent permitted by Section 145 of the Delaware General Corporation Law as the same exists or may hereafter be amended.
     C. To the fullest extent permitted by the Delaware General Corporation Law as the same exists or may hereafter be amended, a director of the corporation shall not be liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.
     D. If the Delaware General Corporation Law is amended after the date of the filing of this Certificate of Incorporation to authorize corporate action further eliminating or limiting the personal liability of directors or permitting indemnification to a fuller extent, then the liability of a director of the corporation shall be eliminated or limited, and indemnification shall be extended, in each case to the fullest extent permitted by the Delaware General Corporation Law, as so amended from time to time. No repeal or modification of this Article VII by the stockholders shall adversely affect any right or protection of a director of the corporation existing by virtue of this Article VII at the time of much repeal or modification.
ARTICLE VIII
CORPORATE POWER
     The corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred on stockholders herein are granted subject to this reservation.
     IN WITNESS WHEREOF, T-4 Energy Services, Inc. has caused this Amended and Restated Certificate of Incorporation to be signed by its sole director this 8th day of May, 2000.

T-4 ENERGY SERVICES, INC.

By:	/s/ Thomas R. Denison Thomas R. Denison, Director

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